Exhibit 99.1
This news release contains forward-looking statements.
Jabil Announces Closing of $400 Million 5.625% Senior Notes
ST. PETERSBURG, Fla.—November 2, 2010 - Jabil Circuit, Inc. (NYSE:JBL) announced today the closing of its offering of $400 million 5.625% senior unsecured notes due 2020 (the “Offering”). The Offering resulted in net proceeds to the Company, after deducting underwriting discounts and estimated expenses, of approximately $391 million.
J.P. Morgan Securities LLC, BofA Merrill Lynch, Citigroup Global Markets Inc. and RBS Securities Inc. acted as joint book-running managers for the Offering.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities.
About Jabil
Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.
Contact:
Jabil Circuit, Inc.
Investor & Media Contact:
Beth Walters, Vice President, Investor Relations, 727-803-3349
investor_relations@jabil.com